Exhibit 99.1

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	BROD & SCHAFFER, LLC
Stacy Berns/Michael McMullan	Betsy Brod/Jonathan Schaffer
212-994-4660	212-750-5800

ICT GROUP REPORTS SECOND QUARTER RESULTS

~ Services Revenue Increases 20% ~

~ Awarded Six New Customer Service Contracts ~

~ Company Reiterates Full-Year Outlook; Provides Third Quarter Guidance ~

NEWTOWN, PA, JULY 22, 2004 – ICT GROUP, INC. (NASDAQ: ICTG) today reported results for the second quarter ended June 30, 2004.

Revenue for the 2004 second quarter increased 7% to $75.5 million compared to $70.5 million in the prior-year period. Net income for the second quarter of 2004 was $350,000, or $0.03 per diluted share, compared to $1.6 million, or $0.12 per diluted share, in last year’s second quarter, including the impact of pre-tax charges related to ongoing class action litigation of $445,000 in the second quarter of 2004 and a $4.7 million pre-tax benefit in the second quarter of 2003.

Earnings for the period were in-line with Company expectations and demand continued strong in the quarter, particularly for the Company’s Services business. Total revenue for the period was negatively impacted by the Company’s decision to accelerate the ramp-up of its lower-cost, lower-priced offshore operations. Additionally, a stronger U.S. dollar effectively reduced the value of reported revenue received in foreign currency. Services revenue in the second quarter of 2004 increased 20% to $49.0 million from $41.0 million in the prior-year period and accounted for 65% of total Company revenue. Sales revenue was $26.5 million in the second quarter, or 35% of total Company revenue, compared to $29.5 million in the same period last year. The Company’s domestic consumer outbound telesales business remained stable in the second quarter, with revenue of $14.8 million, in line with the Company’s expected range of $10 to $15 million.

“We have been awarded six additional customer service programs from new and existing clients in the financial services and healthcare industries since the end of the first quarter, and the Company’s sales pipeline for new business remains very healthy,” commented John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP. “We have also successfully expanded our Philippines operations and opened our second contact center in Manila in June. Call volume

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ICT GROUP REPORTS SECOND QUARTER RESULTS (CONT.)

handled in the Philippines nearly doubled in the second quarter compared to the first quarter, and we expect a sequential increase of approximately 50% in the third quarter with an additional 25% increase in the fourth quarter. We currently expect to have both Manila centers fully operational in the fourth quarter, with over 1,300 workstations.”

Mr. Brennan concluded, “We are very optimistic about our prospects for the remainder of 2004. We expect significant growth in both revenue and earnings in the fourth quarter, attributable to the expansion of seven new customer service programs that started in the first half of the year, the ramp-up of five other newly awarded customer service programs that will start in the second half of the year, and the seasonal expansion of our base business. We believe that we will have the necessary capacity in place to support the increased level of demand from this business. In addition, we expect to further benefit from the development of our other marketing and BPO service offerings, which represented approximately 13% of second quarter revenue. We currently expect to exit 2004 at an annualized revenue run rate of $355 to $365 million and believe that we are well positioned to achieve strong revenue and earnings growth in 2005.”

For the year ending December 31, 2004, the Company reiterates its previous guidance for revenue of $320 to $330 million and earnings between $0.36 and $0.40 per diluted share. This includes anticipated third quarter earnings in the range of $0.07 to $0.09 per diluted share on revenue of $78 to $80 million. Third quarter and full-year 2004 earnings guidance is before any expenses related to the ongoing class action litigation.

Conference Call:

The Company will hold a conference call today, Thursday, July 22, 2004, at 10:00 a.m. EDT. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through July 29, 2004.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced

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ICT GROUP REPORTS SECOND QUARTER RESULTS (CONT.)

speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, such as expected revenue and earnings, expansion of international operations, expected revenue increases under new and existing agreements, anticipated demand for services and ability to effectively deploy new technologies. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2003, and other documents, such as reports on Form 8-K and reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to the following, many of which are outside ICT GROUP’s control: demand for ICT GROUP’s services, the cost to defend or settle litigation against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation against ICT GROUP, unanticipated labor difficulties, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, customer demand for a client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, terrorist attacks, the impact of war and the use of financial instruments to hedge foreign exchange exposure. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUE	$75,511	$70,543	$152,609	$147,122

OPERATING EXPENSES:
Costs of services	45,197	43,974	91,608	88,690
Selling, general and administrative	29,021	28,764	58,519	57,002
Litigation costs (reversals)	445	(4,674)	1,005	7,026
Restructuring charges (reversals)	—	(377)	—	(377)

	74,663	67,687	151,132	152,341

Operating income (loss)	848	2,856	1,477	(5,219)
Interest expense, net	325	257	619	457

Income (loss) before income taxes	523	2,599	858	(5,676)
Income taxes (benefit)	173	1,012	284	(2,069)

Net income (loss)	$350	$1,587	$574	$(3,607)

Diluted earnings (loss) per share	$0.03	$0.12	$0.04	$(0.29)

Shares used in computing diluted earnings (loss) per share	12,918	12,753	12,930	12,394

Reconciliation of Net Income (Loss) to Adjusted Net Income to Eliminate the Effect of Charges Related to On-going Class Action Litigation and Restructuring Charge Reversals (Unaudited)
Adjusted Results of Operations:
Income (loss) before income taxes	$523	$2,599	$858	$(5,676)
Litigation accrual	—	(5,000)	—	6,500
Litigation costs	445	326	1,005	526
Restructuring charges	—	(377)	—	(377)

Adjusted income (loss) before income taxes	968	(2,452)	1,863	973
Adjusted income taxes (benefit)	319	(810)	614	319

Adjusted net income (loss)	$649	$(1,642)	$1,249	$654

Adjusted earnings (loss) per share	$0.05	$(0.13)	$0.10	$0.05

Shares used in computing adjusted earnings (loss) per share	12,918	12,394	12,930	12,849

ICT Group, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,449	$17,591
Accounts receivable, net	52,501	48,409
Other current assets	18,017	16,406

Total current assets	82,967	82,406
PROPERTY AND EQUIPMENT, net	50,436	47,612
OTHER ASSETS	8,347	5,694

	$141,750	$135,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities	$33,327	$32,406

Total current liabilities	33,327	32,406
LONG-TERM DEBT	36,000	30,000
OTHER LIABILITIES	2,593	2,755
TOTAL SHAREHOLDERS’ EQUITY	69,830	70,551

	$141,750	$135,712

Additional Information
WORKSTATIONS AND PERIOD END	8,606	8,323

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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